WEBSTER INVESTMENT MANAGEMENT COMPANY LLC
                     REVISED PERSONAL TRADING CODE OF ETHICS

I.   INTRODUCTION AND OVERVIEW

     In our efforts to ensure that Webster Investment Management Company LLC ("Webster") develops and maintains a reputation for integrity and high ethical standards, it is essential not only that Webster and its employees comply with relevant federal and state securities laws, but also that we maintain high standards of personal and professional conduct. Webster's Personal Trading Code of Ethics (the "Code") is designed to help ensure that we conduct our business consistent with these high standards.

         As a registered investment adviser, Webster and its employees owe a fiduciary duty to our clients that requires each of us to place the interests of our clients ahead of our own interests. A critical component of our fiduciary duty is to avoid potential conflicts of interest. Accordingly, you must avoid activities, interests, and relationships that might interfere or appear to interfere with making decisions in the best interests of Fund shareholders and other Advisory clients of Webster. Please bear in mind that a conflict of interest can arise even if there is no financial loss to our clients and regardless of the employee's motivation. Many potential conflicts of interest can arise in connection with employee personal trading and related activities.

     The Code is designed to address and avoid potential conflicts of interest relating to personal trading and related activities and is based on three underlying principles:

(1) We must at all times place the interests of our shareholders (including both the Funds and private accounts) first. In other words, as a fiduciary you must scrupulously avoid serving your own personal interests ahead of the interests of Webster clients.

(2) We must make sure that all personal securities transactions are conducted consistent with the Code and in such a manner as to avoid any actual or potential conflicts of interest or any abuse of an individual's position of trust and responsibility.

(3) Investment company personnel should not take inappropriate advantage of their positions. The receipt of investment opportunities, perquisites, or gifts from persons seeking business with the Funds or Webster could call into question the exercise of your independent judgment.

     The Code contains a number of "rules" and procedures relating to personal trading by Webster officers, directors, employees and their families. It is your responsibility to become familiar with the Code and abide by the Code. Violations of the Code will be taken seriously and could result in sanctions against the violator, which sanctions can include termination of employment.

     As with all policies and procedures, the Code was designed to cover a myriad of circumstances and conduct; however, no policy can anticipate every potential conflict of interest that can arise in connection with personal trading. Consequently, you are expected to abide not only by the letter of the Code, but also by the spirit of the Code. Whether or not a specific provision of the Code addresses a particular situation, you must conduct your personal trading activities in accordance with the general principles contained in the Code and in a manner that is designed to avoid any actual or potential conflicts of interest. Webster reserves the right, when it deems necessary in light of particular circumstances, either to impose more stringent requirements on employees or to grant exceptions to the Code.

     Because governmental regulations and industry standards relating to personal trading and potential conflicts of interest can change over time, Webster reserves the right to modify any or all of the policies and procedures set forth in the Code. Should Webster revise the Code, you will receive written notification from the Compliance Officer. It is your responsibility to familiarize yourself with any modifications to the Code. If you have any questions about any aspect of the Code, or if you have questions regarding application of the Code to a particular situation, contact the Compliance Officer.

II.  PERSONS COVERED BY THE CODE

     The policies and procedures set forth in the Code apply to all officers and employees (collectively, "Employees") of Webster. Certain provisions of the Code apply to Employees who make, participate in making, or obtain current information about investment decisions made by Webster or any sub-adviser. When an Employee makes, participates in making or obtains current information about an investment decision for a mutual fund or other client, that Employee is considered an "Access Person" with respect to the security being purchased or sold for purposes of this Code. Information with respect to a securities transaction is "current" if the transaction occurred within the preceding 24 business hours. The Code presumes that Employees will not usually be involved in decisions or situations where such persons would be considered Access Persons under this Code.

     The policies and procedures set forth in the Code also apply to all members of an Employee's immediate family, which for purposes of the Code refers to any person living in the Employee's household (whether or not related to you), any partnership of which you are the General Partner, any limited liability company of which you are a managing member other than Webster or Grayville Co. LLC, any trust that you control, and/or any person to whose financial support the Employee makes a significant contribution (together with Employees, "Covered Persons").

III. PROHIBITION ON PERSONAL TRADING

     A Covered Person may purchase or sell a security for a personal account as long as the Covered Person would not also be deemed an Access Person with respect to the security being purchased or sold. As explained above, if a Covered Person makes, participates in making, or obtains current information about investment decisions made by Webster or any sub-adviser with respect to a particular security such Covered Person shall be deemed an Access Person. Access Persons may not purchase or sell any such securities until having received written authorization from Webster or until two business days following the date of any transaction effected for a client account. Transactions effected by a Covered Person for a personal account prior to obtaining any information about a pending or executed client transaction are not prohibited by this section of the Code.

     This policy does not apply to transactions which qualify as Exempted Transactions (as defined below). If you have any question as to the application of this policy, contact the Compliance Officer.

IV.  EXEMPTED TRANSACTIONS

     The policies and procedures set forth in the Code regarding personal investing apply to all personal securities transactions by Covered Persons, unless such transaction is an Exempted Transaction, as defined below. If you have any doubt as to the applicability of the Code to a particular transaction, contact the Compliance Officer.

     The Code (including the specific prohibitions on personal trading, the Preclearance procedures and the reporting requirements) does not apply to the following types of transactions, which are referred to as "Exempted Transactions." As a result, Covered Persons may engage in Exempted Transactions without following the procedures set forth in the Code. Exempted Transactions are personal securities transactions by Covered Persons in the following:

(1) Shares of registered open-end mutual funds and money market funds (please note that shares of closed-end investment companies are not included in the definition of Exempted Transactions);

(2) Treasury bonds, Treasury notes, Treasury bills, U.S. Savings Bonds, and other instruments issued by the U.S. Government;

(3) Debt instruments issued by a banking institution, such as bankers' acceptances and bank certificates of deposit;

(4)    Commercial paper;

(5)    Foreign currency;

(6)    Transactions in derivatives based on any of the above-listed securities;

(7) Non-volitional transactions in which the Covered Person does not exercise investment discretion at the time of the transaction (e.g., calling of a security by the issuer, automatic exercise or liquidation of an in-the-money derivative instrument upon expiration pursuant to exchange rules, non-volitional receipt of gifts out of the control of the Covered Person);

(8) Acquisitions of securities through dividend reinvestment plans (note that additional shares offered at no commission charges are not permitted to be purchased by Covered Persons) and acquisitions of securities through the exercise of rights that are offered pro rata to all shareholders;

(9) Exercise of options received pursuant to an employment arrangement, provided that the sale of the securities received upon exercise of the options are subject to the Code;

(10)   Receipt of securities or options  pursuant to an employment  arrangement;
       and

(11) Acquisition of securities by a Covered Person of the securities of the Covered Person's employer or an affiliate thereof.

     Additionally, transactions in accounts ("Special Accounts") over which the Covered Person exercises no direct or indirect influence or control may be excluded from the Code (and treated as Exempted Transactions) provided that prior approval for exclusion from the Code is obtained by Webster by notifying, and discussing these Accounts with the Compliance Officer. An account will be deemed a Special Account provided all of the following conditions are met:

         o The Covered Person disclosed to the Compliance Officer the existence of the Special Account and allows the Compliance Officer to review, upon his or her discretion, the governing documents of such Special Account;

         o The Covered Person establishes to the satisfaction of the Compliance Officer that he or she has no direct or indirect influence or control over the Special Account or over investment decisions made for the Special Account;

          o  The  Covered  Person   completes  the  attached   Special   Account
             Certification on an annual basis, or such other certification that the Compliance Officer may deem acceptable;

          o The Covered Person establishes to the satisfaction of the Compliance Officer that he or she provides no investment advice to the person(s) who directly or indirectly influence or control the investment decisions for the Special Account ("Control Persons");

          o The Covered Person does not disclose to the Control Persons any action that Webster may take, or has or has not taken, or any Webster consideration of any action with respect to that security; and

          o The Control Persons do not disclose to the Covered Person any action such Control Persons may or may not take or any action under consideration with respect to any transaction for the Special Account until after such decisions have been made and fully executed.

     If you have a Special Account and you feel that an exception from compliance with the Code is warranted, please see a Compliance Officer. Determinations as to whether exception from the Code will be granted will be made on a case-by-case basis. Depending on all of the facts and circumstances, Webster reserves the right to require additional procedures to be followed, as Webster deems necessary or appropriate. Further, Webster reserves the right at any time, in the discretion of the legal counsel to Webster, to require compliance with all or parts of the Code or to revoke the exception at any time.

     If you have any questions about whether a particular transaction qualifies as an Exempted Transaction, contact the Compliance Officer.

V.   REPORTS AND CERTIFICATIONS REGARDING PERSONAL SECURITIES TRANSACTIONS

     Personal Holdings Reports: In order to address potential conflicts of interest that can arise when a Covered Person disposes of a security acquired prior to his or her association with Webster and to help ensure compliance with the Code, all Covered Persons must provide Webster with a list of all securities holdings (the "Personal Holdings List") (other than interests in Exempted
Transactions) and a list of all brokers, dealers and/or banks where they maintain a securities account. This Personal Holdings List must be provided upon commencement of employment and updated annually thereafter.

     Webster is sensitive to Covered Persons' privacy concerns and will endeavor not to disclose the contents of a Covered Person's Personal Holdings List to anyone unnecessarily. To further protect the privacy of Covered Persons, the Personal Holdings List provides for Covered Persons to indicate a range of dollar values for each holding, rather than the exact dollar value of the holding.

     Quarterly Transaction Reports: Pursuant to the federal securities laws for registered investment advisers and registered investment companies, Covered Persons must file a Quarterly Securities Transaction Report with Webster within 10 days after the end of each quarter listing securities transactions except Exempted Transactions and any new securities accounts established at a bank, broker or dealer during the quarter unless they are able to provide duplicate brokerage confirmations as described below. If no securities transactions occurred and no new securities accounts were opened during the relevant quarter, a Report indicating that fact still must be filed with Webster.

     Duplicate  Brokerage  Confirmations:   In  lieu  of  quarterly  transaction
reports, Webster will accept a duplicate copy of all securities transaction confirmations generated by any broker-dealer(s) or bank(s) for all accounts belonging to a Covered Person. A form of brokerage letter is attached to the Code. In order to help ensure that duplicate brokerage confirmations are received for all accounts pertaining to a Covered Person, such Covered Person is required to complete a Brokerage Account Form quarterly.

     Certification of Compliance: Each Employee will be required to certify that he or she has read, understands and has complied with (or in the case of a newly hired Employee, will comply with) the Code. This Certification of Compliance is required upon commencement of employment and annually thereafter.

VI.  MISCELLANEOUS

     Certain activities, while not directly involving personal trading issues, nonetheless raise similar potential conflict of interest issues and are appropriate for inclusion in the Code.

     Service on Boards: Employees are prohibited from serving on the board of directors of any for-profit company or organization without the prior, written approval of the Compliance Officer. Such approval will only be granted when Webster believes that such board service will be consistent with the interests of Webster's clients. If board service is authorized, appropriate procedures will be developed to ensure that confidential information is not obtained or used by the Employee or by Webster.

     Gifts: On occasion you may be offered, or may receive, gifts from clients, brokers, vendors or other persons not affiliated with Webster. The receipt of extraordinary or extravagant gifts from such persons is not permitted. Gifts of a nominal value (i.e., gifts the reasonable value of which is no more than $100 annually from one person), and customary business meals and entertainment (e.g., sporting events) at which both you and the giver are present and promotional items (e.g., pens, mugs) may be received. You may not, however, solicit any gifts.

     You may not give any gift with a fair market value in excess of $100 per year to persons associated with securities or financial organizations including exchanges, other member organizations, commodity firms, news media, or clients of the fin-n. You may provide reasonable entertainment to such persons, provided that both you and the recipient are present.

     You must never give or receive gifts or entertainment that would be embarrassing to either you or Webster if made public.

     Annual Board Review: The management of Webster annually will prepare a report to the Funds' board that summarizes existing procedures concerning personal trading (including any changes in the Code), highlights violations of the Code requiring significant remedial action and identifies any recommended changes to the Code.

VII. FORMS

     Attached to the Code are the following forms of documents:

     o Initial Certification of Compliance with Personal Trading Code of Ethics; o Annual Certification of Compliance with Personal Trading Code of Ethics; o Initial Certification of Compliance with Insider
          Trading  Policy;  o Annual  Certification  of Compliance  with Insider
          Trading Policy; o Initial Personal Holdings and Brokerage Account List; o Annual Certification of Personal Holdings and Brokerage Account List; o Quarterly Transaction Report; o Brokerage Account Form; o Special Account Certification; and o Form of Brokerage Letter.

     If you have any questions about any of these documents, or their application, contact the Compliance Officer.

VIII. VIOLATIONS OF THE CODE

     Webster views violations of the Code to be a serious breach of the firm's rules. Consequently, any Employee who violates any policy or procedure contained in the Code is subject to sanctions, including termination of employment. Further, violations of the Code may constitute violations of federal and/or state laws and may be refer-red to the proper authorities upon discovery. If you have any questions about any aspect of the Code, contact the Compliance Office.

IX.  EFFECTIVE DATE

     This Revised Code is effective as of February 15, 2000.